Exhibit 99.1

News Release

MMC NAMES VANESSA A. WITTMAN CHIEF FINANCIAL OFFICER

NEW YORK, August 21, 2008 — Marsh & McLennan Companies, Inc. (MMC) today announced the appointment of Vanessa A. Wittman as Executive Vice President and Chief Financial Officer.

Ms. Wittman will report directly to MMC President and CEO Brian Duperreault. She joins MMC as an EVP on September 10, and will assume her CFO duties by October 15. She will succeed Matthew B. Bartley, who in June announced his plans to leave the company.

“Vanessa is an experienced finance professional with a successful track record at large, multifaceted organizations,” Mr. Duperreault said. “I, and the rest of the senior management team, look forward to working closely with her to maintain MMC’s solid financial standing and to further enhance shareholder value.”

Ms. Wittman was most recently CFO and Executive Vice President of Adelphia Communications Corp., which she joined in 2003. At Adelphia, she served on a four-member executive team that navigated one of the most complex bankruptcy cases in U.S. history. She oversaw a staff of 400 and was responsible for accounting, tax and internal audit functions; operational and field finance; corporate development; and the bankruptcy and investor relations teams.

“MMC is a company with a long and distinguished history,” Ms. Wittman said. “I am excited to join at a time when the company is experiencing renewed growth and has such a bright future. I look forward to working with Brian and the rest of the executive team to guide MMC to even greater success.”

Prior to Adelphia, Ms. Wittman served as CFO of 360networks, based in Seattle. She also has held positions with Microsoft, Metricom Inc., and Morgan Stanley.

MMC is a global professional services firm providing advice and solutions in the areas of risk, strategy and human capital. It is the parent company of a number of the world’s leading risk experts and specialty consultants, including Marsh, the insurance broker and risk advisor; Guy Carpenter, the risk and reinsurance specialist; Mercer, the provider of HR and related financial advice and services; Oliver Wyman, the management consultancy; and Kroll, the risk consulting firm. With more than 55,000 employees worldwide and annual revenue exceeding $11 billion, MMC provides analysis, advice and transactional capabilities to clients in more than 100 countries. Its stock (ticker symbol: MMC) is listed on the New York, Chicago and London stock exchanges. MMC’s website address is www.mmc.com.